Exhibit 10.2

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by and between Avidity Biosciences, Inc., a Delaware corporation (the “Company”), and Jae B. Kim, M.D. (“Executive”), as of the Effective Date (as defined below).

WHEREAS, the Company and Executive are parties to that certain employment letter agreement dated as of July 6, 2020 (the “Employment Agreement”), a copy of which is attached to this Release as Exhibit A and incorporated herein by reference, and that certain Employee Invention Assignment and Confidentiality Agreement executed by Executive on July 8, 2020 (the “Confidentiality Agreement”);

WHEREAS, Executive’s employment with the Company will terminate effective as of August 30, 2021 (the “Separation Date”);

WHEREAS, the parties agree that Executive is entitled to certain separation benefits under the Employment Agreement, subject to Executive’s execution and non-revocation of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the separation benefits payable to Executive described in Section 2(d) below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.Effective Date; Separation Date.

(a)Effective Date.  This Release shall become effective upon Executive’s execution of the Release (which shall occur no earlier than the Separation Date) and the expiration of the revocation period applicable under Section 3(d) without Executive having given notice of revocation.  The “Effective Date” shall be the eighth (8th) day following Executive’s execution of this Release without revocation.  Executive understands that Executive will not be given any separation benefits under this Release unless the Effective Date occurs on or before the date that is thirty (30) days following the Separation Date.  In the event the Effective Date does not occur on or before the date that is thirty (30) days following the Separation Date, this Release shall be null and void. The parties agree that any material or immaterial changes to this Release shall not extend the deadline for the occurrence of the Effective Date.

(b)Separation Date.  The Separation Date will be the last day of Executive’s employment with the Company and any of its affiliates for all purposes.  Executive hereby confirms his separation and resignation from all positions he holds with the Company and any of its affiliates, including his position as Chief Medical Officer of the Company, effective as of the Separation Date. Executive shall execute any additional documentation necessary to effectuate such resignations.

2.Compensation.

(a)Compensation Through Separation Date.  On the Separation Date, the Company shall issue to Executive his final paycheck, reflecting (i) Executive’s fully earned but unpaid base salary, through the Separation Date at the rate then in effect, and (ii) all accrued, unused paid time off or vacation due Executive through the Separation Date. Subject to Sections 2(b) and (d) below, Executive acknowledges and agrees that with his final check, Executive will have received all monies, bonuses, commissions, expense reimbursements, paid time off or vacation, or other compensation he earned or was due during his employment by the Company.

(b)Expense Reimbursements.  The Company, within thirty (30) days after the Separation Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Separation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Separation Date.

(c)Benefits.  Subject to Section 2(d)(ii) below, Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Separation Date, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, in accordance with the provisions of COBRA.

(d)Separation Benefits.  In exchange for Executive’s agreement to be bound by the terms of this Release, including, but not limited to, the release of claims in Section 3, and subject to the occurrence of the Effective Date as provided in Section 1(a), Executive shall be entitled to receive the following, which shall be the exclusive separation benefits to which Executive is entitled, unless Executive has failed to comply with the provisions of this Release, in which case the last sentence of Section 4(e) shall apply:

(i) an amount equal to twelve (12) months of Executive’s current base salary ($455,400 per annum), paid in equal installments on the Company’s regular payroll schedule over the twelve (12) month period following the Separation Date (the “Salary Continuation”); provided, however, that no payments will be made prior to the thirtieth (30th) day following the Separation Date, and on the thirtieth (30th) day following the Separation Date, the Company will pay Executive in a lump sum the Salary Continuation that Executive would have received on or prior to such date under the original schedule but for such delay in the initial payment while waiting for the effectiveness of the Release, with the balance of the Salary Continuation being paid as originally scheduled;

(ii)if Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following the Separation Date, then the Company shall pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for himself and his eligible dependents on the Separation Date until the earliest of (A) the close of the twelve (12) month period following the Separation Date, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Separation Date through the earliest of (A) through (C), the “COBRA Payment Period”).  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Separation Payment”), for the remainder of the COBRA Payment Period.  Executive may, but are not obligated to, use such Special Separation Payment toward the cost of COBRA premiums.  On the thirtieth (30th) day following the Separation Date, the Company will make the first payment under this clause equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation Date through such thirtieth (30th) day, with the balance of the payments paid thereafter on the schedule described above.  If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, Executive must immediately notify the Company of such event, and all payments and obligations under this clause shall cease;

(iii) the Company shall provide Executive with outplacement services for a period of up to one (1) year following the Separation Date through an outplacement firm selected by the Company with a value up to $15,000;

(iv)Executive holds stock options (the “Stock Options”) to purchase shares of the Company’s common stock issued to Executive by the Company pursuant to certain stock option agreements (the “Stock Option Agreements”).  As of the Separation Date, all of Executive’s unvested Stock Options shall terminate.  Executive’s vested Stock Options shall be amended so that they may be exercised by Executive (or Executive’s legal guardian or legal representative) until the date that is six (6) months following the Separation Date. Except as modified above, Executive's stock options shall continue to be governed by the terms and conditions of the Stock Option Agreements and the Company’s equity plan pursuant to which such Stock Options were granted; and

(v)notwithstanding anything to the contrary contained in Section 6 of the Employment Agreement, upon the Effective Date, Executive’s obligation to repay the relocation assistance paid to or on behalf of Executive by the Company shall be forgiven and Executive shall have no further obligations to the Company in respect of such relocation assistance..

3.General Release of Claims by Executive.

(a)In consideration of the separation benefits in Section 2(d) above, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the

Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company, as provided for by California or Delaware law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v)Claims based on any right Executive may have to enforce the Company’s executory obligations under this Release;

(vi)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims or any other federal, state or local government agency of discrimination, harassment, retaliation or failure to accommodate, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his right to secure any damages for any such alleged treatment;

(vii)Executive’s right to communicate or cooperate with any government agency; and

(vii)Any other Claims that cannot be released as a matter of law.

(b)EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)Executive acknowledges that this Release was presented to him on August 26, 2021, and that, prior to signing this Release, Executive was given at least twenty-one (21) days’ time in which to consider it.  Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before the foregoing twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d)Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it.  Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing.  Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to John Wallen, General Counsel of the Company, at the Company's principal place of business, within the foregoing seven (7) day period.

(e)Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

(f)Executive represents that Executive has no pending complaints or charges against the Company Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Release.  Executive further represents that, except solely to the extent otherwise provided explicitly herein, Executive will not in the future, file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Company Releasees, or any of them unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Company Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to her execution of this Release.

4.Confirmation of Continuing Obligations.

(a)Executive hereby expressly reaffirms his obligations under the Confidentiality Agreement, a copy of which is attached to this Release as Exhibit B and incorporated herein by reference, and agrees that such obligations shall survive the Separation Date.

(b)Executive agrees that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity. The foregoing provision shall not be violated by general advertising not targeted at employees, independent contractors or consultants of the Company.

(c)Executive agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, employees, shareholders or agents.  The Company agrees that neither its board members nor officers shall disparage or otherwise communicate negative statements or opinions about Executive.  Nothing in this Section 4(c) shall prohibit Executive or any officer or director of the Company from (i) testifying in any legal proceeding in which his or her testimony is compelled by law or court order and no breach of this provision shall occur due to any accurate, legally compelled testimony or (ii) communicating or cooperating with any government agency.

(d)On the Separation Date, and prior to the payment of any amounts to Executive under Section 2(d) above, Executive shall immediately surrender to the Company all Company equipment, lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such equipment, lists, books and records, and other documents, are the property of the Company and shall be returned with all stored data and files intact.

(e)In addition to all other rights and remedies available to the parties under law or in equity, the Company shall be entitled to withhold all separation benefits payable under Section 2(d) from Executive in the event of his breach of this Section 4 prior to his receipt of such separation benefits.

(f)Executive acknowledges that the Company has provided him with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to his attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

5.Cooperation.  As a condition of his receipt of the separation benefits set forth in Section 2(d), Executive agrees that, upon reasonable notice and without the necessity of Company obtaining a subpoena or court order, he will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during his employment as to which he may have relevant information and any other matter for which he was responsible or had knowledge of through the Separation Date.  Such cooperation may include, but will not be limited to, providing background information within Executive’s knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities.

6.Arbitration.  To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company or this Release, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Release, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, or if inapplicable, the California Arbitration Act, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single neutral arbitrator in San Diego, California, chosen jointly by the parties, and will be conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/ or will be provided to Executive upon request without charge).  If the parties cannot agree on an arbitrator, then JAMS shall appoint an arbitrator in accordance with JAMS rules.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding.  In addition, all claims, disputes, or causes of action under this Section 6, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  This Section 6 shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were filed in Superior Court.  This Section 6 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Release or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Release; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California).  Nothing in this Release is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

7.Miscellaneous.

(a)Assignment; Assumption by Successor.  The rights of the Company under this Release may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Release in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  Executive may not assign this Release or any part hereof, it being understood that this Release is personal to Executive. Any purported assignment by Executive shall be null and void from the initial date of purported assignment.  As used in this Release, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Release by operation of law or otherwise.

(b)Notices.  All notices or other communications required or permitted to be given under this Release shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence.  Notice to Executive shall be sent to his most recent residence and personal email address on file with the Company.  Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the General Counsel at the email address provided by the Company for such person.

(c)Survival.  The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5, 6 and 7 of this Release shall survive the Separation Date or any termination of this Release.

(d)Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(e)Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release.  This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

(f)Governing Law and Venue.  This Release is to be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Except as provided in Section 6, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(g)Entire Agreement; Modification.  This Release and the Confidentiality Agreement set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter.  The Employment Agreement shall be superseded entirely by this Release and the Employment Agreement shall be terminated and be of no further force or effect.  This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h)Counterparts.  This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.

(i)Withholding and other Deductions.  All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(j)Section 409A.

(i)It is intended that all of the separation benefits and other payments payable under this Release satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Release will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Release (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code. Executive’s “separation from service” (“Separation from Service”) for purposes of Section 409A of the Code shall be the Separation Date.  To the extent that any provision of the Release is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Release shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(ii)For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Release will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Release specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

(iii)Notwithstanding any provision to the contrary in this Release, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (B) the date of Executive’s death or (C) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement.  No interest shall be due on any amounts so deferred

(iv)All reimbursements and in-kind benefits provided under this Release shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Release), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(k)Knowing and Voluntary.  Executive represents and agrees that, prior to signing this Release, Executive has had the opportunity to discuss the terms of this Release with legal counsel of his choosing.  Executive further represents and agrees that he is entering into this Release knowingly and voluntarily. Executive affirms that no promise was made to cause him to enter into this Release, other than what is promised in this Release. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Release as a basis for his agreement. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of his choosing.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

Avidity Biosciences, Inc.

Date:	8/30/2021	By:	/s/ Sarah Boyce
		Name:	Sarah Boyce
		Title:	CEO

Executive

Date:	8/30/2021		/s/ Jae B. Kim
Jae B. Kim, M.D.